Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Dynacq Healthcare, Inc.

at

$0.10 Net Per Share

by

Eric K. Chan

Ella Y. T. C. Chan

Chiu M. Chan Family Trust

and

CEMEKC, Inc.

The Offer and withdrawal rights will expire at 11:59 PM, New York City time, on January 20, 2016, unless the Offer is extended.

December 18, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees:

We have been appointed by Dr. Eric K. Chan, Ella Y. T. C. Chan, the Chiu M. Chan Family Trust and CEMEKC, Inc., a Texas corporation wholly owned by Dr. Chan (“Purchaser”), to act as Depositary and Paying Agent in connection with Purchaser’s offer to purchase all outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), of Dynacq Healthcare, Inc., a Nevada corporation (“Dynacq”), at $0.10 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 18, 2015, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.          The Offer to Purchase, dated December 18, 2015.

2.          The Letter of Transmittal for your use in tendering Shares and for the information of your clients.

3.          Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

4.          A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.          IRS Form W-9.

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6.          A return envelope addressed to the Depositary (as defined below).

We request that you contact your clients as promptly as possible.

The terms and conditions of the Offer are described in the Offer to Purchase and in the related Letter of Transmittal.

A properly completed and duly executed Letter of Transmittal, together with any other documents required by the Letter of Transmittal or a Book-Entry Confirmation (as defined in the Offer to Purchase) (an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal will be sufficient for these purposes) must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Any holder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedures for guaranteed delivery set forth in the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Shares pursuant to the Offer (other than the Depositary, Paying Agent and the Information Agent as described in the Offer to Purchase). Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc., the Information Agent for the Offer, at 48 Wall Street, New York, NY 10005, USA, telephone number (866) 416-0553.

Requests for additional copies of the enclosed materials may also be directed to the Information Agent at the above address and telephone numbers.

Very truly yours,

American Stock Transfer & Trust Company, LLC

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, the Paying Agent, the Information Agent, the Depositary, or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

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